SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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AssetMark Funds

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AssetMark Funds 2300 Contra Costa Blvd., Suite 600 Pleasant Hill, California 94523-3967

April 30, 2008

Dear AssetMark Small/Mid Cap Value Fund Shareholders:

We are pleased to notify you of a change involving the investment management of the AssetMark Small/Mid Cap Value Fund.

As you know, AssetMark Investment Services, Inc. (“AssetMark” or the “Advisor”), as investment advisor to the AssetMark Funds, identifies, hires and monitors leading asset managers to serve as sub-advisors for the various AssetMark Funds. Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), the Advisor is permitted to change sub-advisors or sub-advisory agreements without obtaining approval from Fund shareholders, provided that the AssetMark Funds’ Board of Trustees approves the arrangement. The attached document provides information required by the Exemptive Order and SEC rules regarding the hiring of a new sub-advisor for AssetMark Small/Mid Cap Value Fund.

On March 14, 2008, the Board of Trustees appointed Integrity Asset Management, LLC (“Integrity”) to replace First Quadrant, L.P. (“First Quadrant”) as a sub-advisor to the AssetMark Small/Mid Cap Value Fund. Based in Louisville, Kentucky, Integrity is an independent, employee-owned institutional investment management firm and an SEC-registered investment advisor. A more detailed description of Integrity and its investment operations is included in the attached information statement.

First Quadrant had managed a portion of the AssetMark Small/Mid Cap Value Fund since April 5, 2006. Integrity began managing a portion of the AssetMark Small/Mid Cap Value Fund on March 26, 2008, replacing First Quadrant.

The AssetMark Funds continue to contract with leading asset managers with specialized expertise and proven track records, and we believe Integrity clearly meets these criteria. AssetMark is committed to finding, hiring and monitoring the best asset managers in each category to meet our performance goals and better serve the Funds’ shareholders.

Sincerely,

/s/Ronald D. Cordes Ronald D. Cordes President, AssetMark Funds

AssetMark Funds 2300 Contra Costa Blvd., Suite 600 Pleasant Hill, California 94523-3967 INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of AssetMark Funds (the “Trust”) to inform shareholders of some changes involving the investment management of the AssetMark Small/Mid Cap Value Fund (the “Small/Mid Cap Value Fund”). The Board, on behalf of the Small/Mid Cap Value Fund, has approved a new sub-advisory agreement (the “Integrity Sub-Advisory Agreement”) between Integrity Asset Management, LLC (“Integrity”) and AssetMark Investment Services, Inc. (“AssetMark” or the “Advisor”). Integrity replaced First Quadrant, L.P. (“First Quadrant”) as a sub-advisor to the Small/Mid Cap Value Fund and began managing a portion of the Small/Mid Cap Value Fund on March 26, 2008. First Quadrant had managed a portion of the Small/Mid Cap Value Fund since April 5, 2006. The Integrity Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order (the “Exemptive Order”) of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), issued to the Trust and the Advisor. This Statement is being mailed on or about May 1, 2008 to shareholders of record of the Small/Mid Cap Value Fund as of March 26, 2008. The Small/Mid Cap Value Fund will pay the costs associated with preparing and distributing this Statement to its shareholders. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

AssetMark is the investment advisor for the series of the Trust, including the Small/Mid Cap Value Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits AssetMark to hire, terminate or replace sub-advisors of the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of sub-advisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended, (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor or sub-advisor of the mutual fund. The Trust and the Advisor have obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and to modify sub-advisory arrangements without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by the sub-advisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination and replacement of the sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”) appointed Integrity to replace First Quadrant as a sub-

advisor for the Small/Mid Cap Value Fund and approved the Integrity Sub-Advisory Agreement between the Advisor and Integrity with respect to the Small/Mid Cap Value Fund.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new sub-advisory agreement, the affected fund will notify shareholders of the fund of the changes. This Statement provides such notice of the changes and presents details regarding the Integrity Sub-Advisory Agreement.

THE ADVISOR

The Advisor, located at 2300 Contra Costa Blvd., Suite 600, Pleasant Hill, California 94523-3967, serves as the investment advisor for the Small/Mid Cap Value Fund. The Advisor is a subsidiary of Genworth Financial, Inc., a publicly traded company. The Advisor is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor’s primary business is to operate the AssetMark Investment Services program, a managed account program that is used by financial professionals such as investment advisors and broker-dealers to deliver state-of-the-art financial planning, investment advisory and asset allocation services to their clients. Through the AssetMark program, investors can invest in, among other things, a variety of asset allocation models using open-end mutual funds. The AssetMark Funds are included among the many investment products made available through the AssetMark program. Through the program, AssetMark provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $14 billion in investor assets, including mutual funds, variable annuities, exchange-traded funds and privately managed accounts.

The Advisor provides investment advisory services to the Small/Mid Cap Value Fund pursuant to the Investment Management Agreement, dated October 16, 2006, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Funds. In so doing, the Advisor may hire one or more sub-advisors to carry out the investment program of each Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises and (where appropriate) administers the investment program of each Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Funds.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of each Fund’s securities portfolio, and subject to review and approval by the Board: (i) sets the Funds’ overall investment strategies; (ii) evaluates, selects and recommends sub-advisors to manage all or a portion of the Funds’ assets; (iii) when appropriate, allocates and reallocates the Funds’ assets among sub-advisors; (iv) monitors and evaluates the performance of sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies and restrictions of the Funds; and (v) implements procedures to ensure that the sub-advisors comply with the Funds’ investment objectives, policies and restrictions.

For these services, the Trust pays the Advisor advisory fees for managing the Small/Mid Cap Value Fund at the annual rate of 1.00% of the Small/Mid Cap Value Fund’s assets. The Trust and the Advisor have entered into a Fee Waiver Agreement designed to provide Fund shareholders with the economic benefits of economies of scale that may be realized as Fund assets increase. Under the Fee Waiver Agreement, the Advisor has contractually agreed to: (1) waive 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $6 billion, and an additional 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $12 billion; and (2) waive portions of its advisory fee to the extent necessary to pass on certain breakpoints in the underlying sub-advisory fee arrangements that are reached as Fund assets grow. In addition, the Advisor has agreed to waive a portion of its investment advisory fees, or to make payments to limit Fund expenses, so that the Small/Mid Cap Value Fund’s total expense ratio does not exceed 1.59% through October 31, 2008. After October 31, 2008, these fee waivers may be discontinued by the Advisor at any time. After giving effect to the fee waivers, the Small/Mid Cap Value Fund paid the Advisor advisory fees equal to $1,512,074 for the fiscal year ended March 31, 2007.  For the fiscal year ended March 31, 2007, the Fund’s total expense ratio was below the maximum of 1.59%, and, as a result, the Advisor did not waive a portion of its investment advisory fees or make payments to limit Fund expenses.

The following Trustee and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Ronald D. Cordes serves as Trustee of the Trust, and as Chairman of the Advisor and Chief Compliance Officer of AssetMark Capital Corporation (a broker-dealer); Carrie E. Hansen serves as Treasurer and Chief Compliance Officer of the Trust, and as Senior Vice President and Chief Compliance Officer of the Advisor; and Chris Villas-Chernak serves as Secretary of the Trust, and as Senior Compliance Officer of the Advisor. The address of these individuals is 2300 Contra Costa Blvd., Suite 600, Pleasant Hill, California 94523-3967.

INTEGRITY

Integrity is located at 401 West Main St., Suite 2100, Louisville, Kentucky 40202. Integrity is an independent, employee-owned institutional investment management firm. Integrity is registered as an investment adviser under the Advisers Act and is 100% owned by its management and employees. Messrs. Matthew G. Bevin and William H. McNett each have an ownership interest in excess of 25% of Integrity, and each individual is therefore considered to be a control person of Integrity.

Integrity was approved by the Board to serve as a sub-advisor for the Small/Mid Cap Value Fund at the Board meeting held on March 14, 2008 (the “March Meeting”). Integrity is independent of the Advisor, and discharges its responsibilities subject to the oversight and supervision of the Advisor. The hiring of Integrity is concurrent with the termination of an agreement with First Quadrant (the “First Quadrant Sub-Advisory Agreement”), pursuant to which First Quadrant had served as a sub-advisor to the Small/Mid Cap Value Fund since April 5, 2006.

Integrity is compensated out of the fees that the Advisor receives from the Small/Mid Cap Value Fund. There will be no increase in the advisory fees paid by the Small/Mid Cap Value Fund as a consequence of the appointment of Integrity, or the approval of the Integrity Sub-Advisory Agreement. The fees paid by the Advisor to Integrity depend upon the fee rates negotiated by the Advisor and the percentage of the Small/Mid Cap Value Fund’s assets allocated to Integrity by AssetMark.

In managing its allocated portion of the Fund’s portfolio, Integrity seeks to provide capital appreciation by investing in a portfolio of small to mid capitalization stocks with low price-to-

book, price-to-sales, price-to-cash flow and price-to-free cash flow ratios. Integrity’s disciplined approach includes a continuous, multi-phase portfolio construction process, which begins with the examination of an investable universe of over 11,000 issues.

By narrowing the universe, Integrity’s portfolio managers focus on gaining in-depth knowledge of the companies they cover and understanding the philosophy and practices of each company’s management. This helps Integrity to determine the quality of an investment. Integrity specifically searches for companies with profitable reinvestment opportunities and/or willingness to return profits to shareholders. Integrity also continuously evaluates factors such as a company’s economic value added, capital allocation discipline and the impact of past management decisions, in an effort to identify future opportunities or potential problems that may affect shareholder return potential.

Integrity’s process not only seeks to identify the right companies, but to invest in those companies at the right prices. Integrity analyzes stocks for two essential elements: statistical value and intrinsic value. In addition to attempting to determine the right companies at the right prices, Integrity applies continuous and rigorous fundamental analysis and searches for a catalyst to indicate improving investor sentiment.

The name and principal occupation of each of the principal executive officers of Integrity are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Integrity, is 401 West Main St., Suite 2100, Louisville, Kentucky 40202.

Name Position(s) with Integrity

Matthew G. Bevin Chief Executive Officer & Principal
Daniel G. Bandi, CFA Chief Investment Officer, Value Equities & Principal
William H. McNett, CFA Chief Compliance Officer, Senior Portfolio Manager & Principal
Adam I. Friedman Senior Portfolio Manager & Principal
Daniel J. DeMonica, CFA Senior Portfolio Manager & Principal

THE INTEGRITY SUB-ADVISORY AGREEMENT

The Integrity Sub-Advisory Agreement was approved by the Board at the March Meeting, which was called, among other reasons, for the purpose of approving such Integrity Sub-Advisory Agreement, for an initial term of two years. Thereafter, continuance of the Integrity Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Integrity Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Small/Mid Cap Value Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Integrity Sub-Advisory Agreement, other than the rate of compensation to be paid by the Advisor to Integrity, are substantially similar to the terms of the First Quadrant Sub-Advisory Agreement. Each agreement provides that the sub-advisor, subject to the Advisor’s and the Board of Trustees’ supervision, is responsible for managing the investment operations of its allocated portion of the Small/Mid Cap Value Fund’s portfolio, and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objectives and policies of the Small/Mid Cap Value Fund as reflected in its current prospectus and statement of additional information and as may be adopted from time to time by the Board of Trustees. Each agreement provides that the sub-advisors are responsible for expenses related to their activities under the agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Small/Mid Cap Value Fund. Under each agreement, and in accordance with applicable laws and regulations, the sub-advisors agree to provide the Advisor with all books and records relating to the transactions it executes and renders for presentation to the Trustees such periodic and special reports as the Board of Trustees may reasonably request.

The Integrity Sub-Advisory Agreement provides for Integrity to be compensated based on the average daily net assets allocated to Integrity. Integrity is compensated from the fees that the Advisor receives from the Small/Mid Cap Value Fund.

The Integrity Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Small/Mid Cap Value Fund, or the Advisor or (ii) Integrity, on not less than 60 days’ written notice to the Advisor and the Trust.

The Integrity Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties thereunder, Integrity will not be liable for any loss arising out of any portfolio investment or disposition in connection with its activities as sub-advisor to the Small/Mid Cap Value Fund.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the March Meeting, AssetMark recommended the appointment of Integrity to serve as a sub-advisor for the Small/Mid Cap Value Fund after evaluating a number of other possible investment managers. The Advisor’s determination to recommend Integrity was based on a number of factors, including Integrity’s expertise and experience in managing portfolios of small/mid cap value securities, and a favorable performance record relative to its peers. In addition, the Advisor believed that Integrity’s investment process is complimentary to the investment process of the Small/Mid Cap Value Fund’s other sub-advisor, Advisory Research, Inc. (“ARI”).

At the March Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Integrity Sub-Advisory Agreement. In determining whether to approve the Integrity Sub-Advisory Agreement, the Board considered the information received in advance of the March Meeting, which included: (i) copies of a form of the Integrity Sub-Advisory Agreement between the Advisor and Integrity; (ii) information regarding the process by which the Advisor selected and recommended Integrity for Board approval; (iii) information regarding the nature and quality of the services that Integrity would provide to the Small/Mid Cap Value Fund; (iv) information regarding Integrity’s reputation, investment management business, personnel and operations; (v) information regarding Integrity’s brokerage and trading policies and practices; (vi) information regarding the level of sub-advisory fees to be charged by Integrity; (vii) Integrity’s compliance program; (viii) Integrity’s historical performance returns managing a similar investment mandate, and such performance compared to a relevant index; and (ix) Integrity’s financial condition.

When considering the approval of the Integrity Sub-Advisory Agreement, the Board reviewed and analyzed the factors the Board deemed relevant with respect to Integrity, including: the nature, quality and extent of the services to be provided to the Small/Mid Cap Value Fund by Integrity; Integrity’s management style; Integrity’s historical performance record managing investment mandates similar to the Small/Mid Cap Value Fund; the qualifications and experience of the persons who will be responsible for the day-to-day management of Integrity’s allocated portion of the Small/Mid Cap Value Fund’s investment portfolio; and Integrity’s overall resources.

In examining the nature, quality and extent of the services to be provided by Integrity to the Small/Mid Cap Value Fund, the Board considered: the specific investment process to be employed by Integrity in managing the assets to be allocated to it; the qualifications of Integrity’s investment management team with regard to implementing the Small/Mid Cap Value Fund’s investment mandate; Integrity’s performance record as compared to a benchmark; Integrity’s infrastructure and whether it appeared to adequately support Integrity’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature and quality of the sub-advisory services expected to be provided by Integrity. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-advisory services to be provided by Integrity, as well as Integrity’s ability to render such services based on its experience, operations and resources, were appropriate for the Small/Mid Cap Value Fund, and supported a decision to approve the Integrity Sub-Advisory Agreement.

Because Integrity is a newly-appointed sub-advisor for the Small/Mid Cap Value Fund, the Board could not consider Integrity’s investment performance in managing the Small/Mid Cap Value Fund as a factor in evaluating the Integrity Sub-Advisory Agreement. However, the Board did review Integrity’s historical performance record in managing other accounts that were comparable to the Small/Mid Cap Value Fund. The Board compared this historical performance to a relevant benchmark. On this basis, the Board concluded that the historical performance record for Integrity supported a decision to approve the Integrity Sub-Advisory Agreement.

The Board carefully considered the proposed fees payable under the Integrity Sub-Advisory Agreement. In related analysis, the Board evaluated the compensation to be paid to Integrity by the Advisor. The Board also considered comparisons of the fees to be paid to Integrity with the fees Integrity charges to its other clients. After evaluating the proposed fees, the Board concluded that the fees that would be paid to Integrity by AssetMark with respect to the assets to be allocated to Integrity appeared to be within a reasonable range in light of the quality and extent of the services to be provided.

The Board reviewed a copy of the Integrity Sub-Advisory Agreement. The Board considered that the Integrity Sub-Advisory Agreement generally provides for the same range of services and fees as the sub-advisory agreement that the Small/Mid Cap Value Fund has in place with its other sub-advisor, ARI.

The Board considered the selection and due diligence process employed by the Advisor in deciding to recommend Integrity as a sub-advisor for the Small/Mid Cap Value Fund. The Board also considered the Advisor’s conclusion that the fees to be paid to Integrity for its services to the Small/Mid Cap Value Fund will be reasonable, and the reasons supporting that conclusion. The Board noted that the sub-advisory fees will be paid by the Advisor to Integrity and will not be additional fees paid by the Small/Mid Cap Value Fund. The Board concluded that the Advisor’s recommendations and conclusions supported approval of the Integrity Sub-Advisory Agreement.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel. After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Integrity Sub-Advisory Agreement was in the best interests of the Small/Mid Cap Value Fund, and approved the Integrity Sub-Advisory Agreement for the Small/Mid Cap Value Fund.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator and monitors the compliance of the Trust. USBFS updates the Trust’s registration statement and prepares tax returns, among other duties.

Principal Distribution Arrangements

AssetMark Capital Corporation, located at 2300 Contra Costa Blvd., Suite 600, Pleasant Hill, California 94523, an affiliate of the Advisor, acts as the distributor (the “Distributor”) of each class of shares of the Trust pursuant to a Distribution Agreement with the Trust. In addition, Quasar Distributors, LLC, an affiliate of US Bank, N.A., serves as the sub-distributor of each class of shares of the Trust pursuant to a Sub-Distribution Agreement with the Advisor and the Trust. The Distribution Agreement requires the Distributor to use its best efforts to distribute the Funds’ shares.

Payments to Affiliated Brokers

For the Fund’s fiscal year ended March 31, 2008, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2008, the Small/Mid Cap Value Fund had 10,776,820.775 outstanding shares, and net assets of $99,559,002.76.  The direct and indirect owners of more than 5% of the outstanding shares of the Small/Mid Cap Value Fund as of March 31, 2008 are listed below:

Control Persons of the Small/Mid Cap Value Fund

Name and Address	Shares	% Ownership	Type of Ownership

Pershing LLC	5,049,832.930	46.86	Record
P.O. Box 2052
Jersey City, NJ 07303-2052

IMS & Co.	4,918,760.685	45.64	Record
PO Box 173887
Denver, CO 80217-3887

SHAREHOLDER REPORTS

Additional information about the Small/Mid Cap Value Fund is available in the Trust’s annual and semi-annual reports to shareholders. In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Small/Mid Cap Value Fund’s performance during its last fiscal year. The Trust’s most recent semi-annual report for the period ended September 30, 2007 has been sent to all shareholders of record. A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the AssetMark Funds, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202 or by calling (888) 278-5809 (toll-free).